For Release at 6:00 am Central Time (7:00 am Eastern Time)

NOVAMED REPORTS 20% INCREASE IN TOTAL NET REVENUE

CHICAGO (August 1, 2007) - NovaMed, Inc. (Nasdaq: NOVA) today reported results for the second quarter ended June 30, 2007. Second quarter continuing operations highlights were:

•	Surgical facilities net revenue increased 27% to $26,894,000
•	Total net revenue increased 20% to $32,482,000
•	Operating income increased 25% to $7,601,000
•	Net income was $1,473,000, or $0.06 per diluted share
•	Same-facility net revenue growth of 7%
•	Completed $75,000,000 convertible note offering

For the second quarter ended June 30, 2007, total net revenue was $32,482,000, up 20% from $27,042,000 in the prior year second quarter. Net revenue from surgical facilities was $26,894,000, up 27% from $21,105,000 in the prior year second quarter. This revenue increase was primarily due to a 30% increase in total surgical procedures performed in the second quarter of 2007 as compared to the same period in the prior year. On a same-facility basis, surgical facilities net revenue increased 7% over the prior year second quarter. Product sales and other revenue was $5,588,000 in the second quarter of 2007, compared to $5,937,000 in the prior year second quarter. This decrease was primarily due to the fact that the marketing products business had a strong second quarter 2006.

Operating income in the second quarter of 2007 increased 25% to $7,601,000, or 23% of net revenue, from $6,077,000, or 22% of net revenue, in the same period last year. Net interest expense in the second quarter of 2007 increased 154% to $1,457,000, compared to the same period last year, due to higher borrowing costs and an increase in outstanding borrowings to fund the acquisition of surgery centers. Net income from continuing operations in the second quarter of 2007 was $1,473,000, or $0.06 per diluted share, compared to $1,653,000, or $0.07 per diluted share, in the prior year second quarter.

For the six months ended June 30, 2007, total net revenue was $63,868,000, up 25% from $50,958,000 for the first six months last year. Net revenue from surgical facilities was $51,989,000, up 33% from $38,970,000 for the first six months last year. This revenue increase was primarily due to a 35% increase in total surgical procedures performed in the first six months of 2007 as compared to the same period in the prior year. On a same-facility basis, surgical facilities net revenue increased 10% over the comparable period in 2006. Product sales and other revenue was $11,879,000 for the six months ended June 30, 2007, down 1% from $11,988,000 in the same period last year.

Operating income for the first six months of 2007 increased 37% to $14,786,000, or 23% of net revenue, from $10,834,000, or 21% of net revenue, in the same period last year. Net interest expense in the first six months of 2007 increased 193% to $2,785,000, compared to the same period last year, due to higher borrowing costs and an increase in outstanding borrowings to fund the acquisition of surgery centers. Net income from continuing operations for the first six months of 2007 was $2,964,000, or $0.12 per diluted share, compared to $3,020,000, or $0.12 per diluted share, in the same period last year.

On June 1, 2007, NovaMed acquired a 62.5% interest in the Surgery Center of Kalamazoo, a multi-specialty surgery center located in Portage, Michigan. On June 27, 2007, NovaMed issued $75 million of 1.00% Convertible Senior Subordinated Notes due June 15, 2012 pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission.

Commenting on the second quarter results, Thomas S. Hall, Chairman, President and Chief Executive Officer of NovaMed, said, “Although our total revenue growth and same-facility revenue growth remain solid, our bottom-line results need to improve. However, with the completion of our $75 million convertible note offering and the resulting interest savings, we expect significant improvement in our net income. We estimate that our pretax interest savings in the third quarter of 2007 will be approximately $750,000.”

On July 16, 2007, the Centers for Medicare & Medicaid Services (CMS) issued a final rule establishing the policies for the revised payment system for services provided in ambulatory surgery centers (ASCs). CMS estimates that the 2008 ASC rates, which will be published and finalized in November 2007, will be approximately 65% of the hospital Outpatient Prospective Payment System rates, as compared to 62% in the proposed rule announced on August 8, 2006. In addition, the revised rates are scheduled to phase in evenly over four years beginning January 1, 2008 and in 2010 the rates will be adjusted annually based on changes in the consumer price index for urban consumers. NovaMed previously disclosed that, based on its fourth quarter 2006 procedure mix, payor mix and volume, the proposed rule announced on August 8, 2006 would negatively impact earnings per share between $0.01 and $0.02 in 2008 and $0.03 to $0.04 in 2009. NovaMed now estimates that the impact of the final rule, based on its current procedure mix, payor mix and volume, will be neutral to earnings per share.

“Although the CMS final rule still does not contain terms that the industry coalition and NovaMed feel are adequate and appropriate, it clearly results in more favorable reimbursement for ASCs than the August 2006 proposed rule,” added Mr. Hall. “With these new reimbursement levels and the additional new procedures that can be performed in ASCs, the trends and growth prospects in our industry continue to remain attractive. Our successful convertible note offering has left us with approximately $100 million available under our credit facility to continue to fund our growth strategy.”

NovaMed acquires, develops and operates ambulatory surgery centers in partnership with physicians. NovaMed currently has ownership interests in 38 surgery centers located in 18 states. NovaMed’s executive offices are located in Chicago, Illinois.

As previously announced, NovaMed will hold a conference call to discuss this release at 10:00 a.m. Central Time on Wednesday, August 1, 2007. Investors can listen to the call over the Internet by visiting www.earnings.com or at NovaMed’s website at www.novamed.com. For those who cannot listen to the live broadcast, a replay will be available at these sites through August 31, 2007.

NovaMed measures same-facility results using only those facilities that it has owned and operated for the entire current and prior year periods reported. This press release contains forward-looking statements that relate to possible future events. These statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed or implied in this press release. These risks and uncertainties relate to our business, our industry and our common stock and include: reduced prices and reimbursement rates for surgical procedures; our ability to acquire, develop or manage a sufficient number of profitable surgical facilities, including facilities that are not exclusively dedicated to eye-related procedures; our ability to manage our increasing borrowing costs as we incur additional indebtedness to fund the acquisition and development of surgical facilities; our ability to access capital on a cost-effective basis to continue to successfully implement our growth strategy; our ability to maintain successful relationships with the physicians who use our surgical facilities; our operating margins and profitability could suffer if we are unable to grow and manage effectively our increasing number of surgical facilities; competition from other companies in the acquisition, development and operation of surgical facilities; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations, require us to incur significant expenditures or limit our ability to relocate our facilities if necessary. Readers are encouraged to review a more complete discussion of the factors affecting NovaMed’s business and prospects in its filings with the Securities and Exchange Commission, including the company’s 2006 Form 10-K filed on March 16, 2007. Readers should not place undue reliance on any forward-looking statements. Except as required by the federal securities laws, NovaMed undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.
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CONTACT

Scott T. Macomber
Executive Vice President and Chief Financial Officer
(312) 664-4100
smacomber@novamed.com

NovaMed, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data, ASCs operated and procedures performed)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Net revenue:
Surgical facilities	$26,894	$21,105	$51,989	$38,970
Product sales and other	5,588	5,937	11,879	11,988
Total net revenue	32,482	27,042	63,868	50,958

Operating expenses:
Salaries, wages and benefits	10,074	8,572	20,168	16,617
Cost of sales and medical supplies	7,759	6,661	14,932	12,553
Selling, general and administrative	6,064	4,983	12,068	9,486
Depreciation and amortization	984	749	1,914	1,468
Total operating expenses	24,881	20,965	49,082	40,124

Operating income	7,601	6,077	14,786	10,834

Interest (income) expense, net	1,457	574	2,785	950
Minority interest	3,746	2,825	7,267	5,042
(Earnings) loss of nonconsolidated affiliate	18	(11)	34	(31)
Gain on sale of minority interests	-	-	(79)	(9)
Other (income) expense, net	(34)	(66)	(80)	(152)

Income before income taxes	2,414	2,755	4,859	5,034
Income tax provision	941	1,102	1,895	2,014

Net income from continuing operations	1,473	1,653	2,964	3,020
Net income from discontinued operations	-	-	-	-

Net income	$1,473	$1,653	$2,964	$3,020

Earnings per common share - diluted:
Earnings from continuing operations	$0.06	$0.07	$0.12	$0.12
Net earnings per diluted share	$0.06	$0.07	$0.12	$0.12

Shares used in computing diluted earnings per share	25,231	24,775	25,203	24,694

Selected Operating Data:

ASCs operated at end of period	38	31	38	31
Procedures performed during the period	33,271	25,581	64,515	47,956
Cash flow provided by operating activities	$5,311	$3,607	$5,648	$6,329
Cash flow used in investing activities	$(25,261)	$(8,164)	$(34,085)	$(21,177)
Cash flow provided by financing activities	$19,951	$3,107	$28,357	$14,884

	June 30,	December 31,
Balance Sheet Data:	2007	2006

Cash and cash equivalents	$2,663	$2,743
Accounts receivable, net	20,604	17,278
Working capital	14,897	10,240
Total assets	202,687	160,547
Long-term debt	101,237	61,227
Minority interest	15,517	14,296
Stockholders' equity	71,668	68,116